EX-99.B8.w.
Amendment to Participation Agreement

This Amendment to the Participation Agreement ("Agreement") among MFS Variable Insurance Trust, MFS Variable Insurance Trust II (the "Trust"), MFS Fund Distributors, Inc. ("Underwriter") and Allianz Life Insurance Company of North America (the "Company") dated May 1, 2012 is effective this 1st day of September, 2015.  All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Trust and the Company agree to distribute the prospectuses of the Portfolios within the Series pursuant to Rule 498 under the Securities Act of 1933 ("Rule 498"); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.
The Trust represents and warrants that the Summary Prospectuses and the Web site hosting of such Summary Prospectuses and such other Trust/Portfolio documents required under Rule 498(e)(1) will comply in all material respects with the requirements of Rule 498(b), (e)(1), (e)(2), (e)(3) and (f)(4) applicable to the Trust and its Portfolios.  The Trust further represents and warrants that it has reasonable procedures in place to ensure that documents required under Rule 498(e)(1) are available in the manner required by paragraphs (e)(1), (e)(2) and (e)(3) of Rule 498. The Trust shall promptly notify the Company in the event of its non-compliance with Rule 498, including but not limited to, any extended interruption in the availability of the Trust/Portfolio documents on the Trust's website.

3.
The Trust and the Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Trust/Portfolio documents made directly to the Trust, the Underwriter or one of their affiliates at the phone number specified on the Summary Prospectus or the email address provided on the Web site where the required documents are located.

4.
The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Company or one of its affiliates.

5.	The Company will be responsible for ensuring compliance with the conditions set out in Rule 498 (c) and (d) (other than conditions (3) and (4)) of either such paragraph and with Rule 498(f)(2).

6.
At the Company's request, the Underwriter and the Trust will provide URLs to the Company for use with Company's electronic delivery of Portfolio documents or on the Company's website.  The Company will be solely responsible for the maintenance of such Web links.

7.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

8.
The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company.  The Company agrees that it will give the Underwriter and the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of 9-1-15

MFS Variable Insurance Trust MFS Variable Insurance Trust II

By: /s/ Susan S. Newton  By: /s/ Susan S. Newton
 Susan S. Newton Susan S. Newton
Title: Assistant Secretary__________ Title: Assistant Secretary_________

MFS Fund Distributors, Inc. ALLIANZ LIFE INSURANCE
COMPANY OF NORTH AMERICA
By: /s/ James Jessel  By: /s/ Brian J. Muench
 James Jessel Brian J. Muench
Title: President__________ Title: Vice President, Investments__